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                                                                 EXHIBIT 10.10






July 26, 2000

William R. Spivey
6096 Carlisle Lane
Alpharetta, GA 30022

Dear Bill:

The purpose of this letter is to confirm the agreement reached between Luminent, Inc. (the "Company") and you regarding the modification of your employment agreement as set forth in that certain letter agreement by and among MRV Communications, Inc., the Company and you dated July 11, 2000 (the "Letter Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings as defined in the Letter Agreement.

We agreed that the section of the Letter Agreement entitled "Company Stock Options" would be amended to read in its entirety as follows:


         "Company Stock Options. Upon joining the Company, you will also be granted options to purchase shares of the Company's common stock ("Company Options") in an amount equal to three percent (3%) of number of common shares outstanding on a fully-diluted basis immediately prior to the Company's initial public offering of its common stock (the "IPO"). Thus, for example, assuming our targeted total number of 160,000,000 shares to be outstanding prior to the IPO on a fully-diluted basis, your Company Options would equal the right to purchase 4,800,000 shares of the Company. All your Company Options will have an exercise price per share equal to the lower of (i) 60% of the IPO price per share (as defined below), or (ii) an amount calculated by dividing One Billion Dollars by the number of Luminent shares outstanding on a fully diluted basis prior to the IPO, will vest (become exercisable) at the rate of 25% per year commencing with your hire date, will have a term of 10 years (unless sooner terminated as a result of the termination of your employment) and will not be transferable in any manner, either voluntarily or involuntarily by operation of law, except by will or the laws of descent or distribution. For purposes of this paragraph, the "IPO price per share" shall mean the low end of the offering price range reflected in the first filing of the IPO registration statement (or an amendment thereto) in which an offering price range is reflected."

Except as so amended all of the terms of the Letter Agreement shall remain in full force and effect.